THE TAIWAN FUND, INC. REVIEW
October 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) was down by -16.85% in U.S. dollar terms in October. Local institutions and foreign investors net sold NT$5.80 billion and NT$114.58 billion, respectively; while proprietary traders net bought NT$3.78 billion. The plastic and chemical sectors outperformed relative to the TAIEX, with an increase of 0.33% and a decrease of 2.87% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the tourism and steel sectors underperformed and declined 26.71% and 23.26% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in September rose 3.09% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 4.12% in September, 0.19% more than last month. According to Customs’ records, Taiwan’s exports in September decreased by 1.6% YoY to US$21.85 billion; export orders in September were up by 2.82% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.29% in October. An overweight position in the retail sector and an underweight position in the banking sector contributed positively to the Fund’s performance, while an overweight position in the optoelectronic sector and an underweight position in the petrochemical sector negatively contributed to the Fund’s performance.
Investment Strategy:
Due to the recent global financial crisis, Taiwan’s central bank announced emergency rate cuts by lowering the discount rate to 3%. Moreover, in order to raise investor confidence, the government announced that: (1) all deposits at financial institutions would be 100% guaranteed, and (2) the implementation of the National Stabilization Fund, the purpose of which is to stabilize the market. All these measures were aimed to ease market liquidity in early October. The historic visit from China’s Association for Relations Across Taiwan Straits (ARATS) led to the execution of agreements regarding direct cross-strait transportation links and food safety. We believe that Taiwan should benefit from growing peace with China, Taiwan’s largest trading partner. The near-term benefits brought about by the recently executed cross-Strait agreements are not likely to wholly offset the impact of the global slowdown on Taiwan’s economy. There is still a high degree of uncertainty regarding global economic growth and corporate earnings in 2009, which will likely prevent the index from having a sustainable rally. In the near term, cross-strait beneficiaries, especially those that have significant operations in China should lead the rebound. It is unlikely that technology shares will perform well given the sector’s gloomy outlook and the passing of the peak season. Therefore, we have raised the Fund’s cash position in terms of sector allocation. The Fund has a slightly overweight position in defensive technology (i.e. telecoms) and underweight positions in cyclicals and financials.
Total Fund Sector Allocation
As of 10/31/08

	% of	% of
	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.7	3.8
Electronics Distribution	3.2	0.9
IC Design	9.1	4.1
PC & Peripherals	2.7	7.5
Optoelectronic	5.8	5.6
Other Electronic	5.7	6.5
Semiconductor Manufacturing	10.6	14.8
Telecommunications	11.7	10.9
Construction/Cement/Glass	2.9	2.6
Foods	2.7	1.3
Plastics/Chemicals	1.8	9.4
Textiles	—	1.5
Electric Machinery/Appliance	—	1.2
Tourism/Paper/Biotech	1.6	0.9
Steel & Iron	2.1	3.3
Automobile/Rubber	3.3	1.5
Transportation	—	2.4
Wholesale & Retail	6.4	1.0
Miscellaneous(Foot ware/Others)	2.9	1.8
Petroleum Services	2.5	5.9
Financial Services	5.7	12.9

Total	83.4	100.0
Cash	16.6

Technology	51.5	54.3
Non-Technology	26.2	32.8
Financial	5.7	12.9
Total Net Assets: US$196.06 Million
Top 10 Holdings of Total Fund Portfolio
As of 10/31/08

% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.96

Chunghwa Telecom Co., Ltd.	6.55

MediaTek, Inc.	5.15

Hon Hai Precision Industry Co., Ltd.	4.25

Synnex Technology International Corp.	3.15

President Chain Store Corp.	2.82

Siliconware Precision Industries Co.	2.67

Au Optronics Corp.	2.57

Formosa Petrochemical Corp.	2.52

Ruentex Industries, Ltd.	2.35

Total	39.99
NAV: US$10.55     Price: US$9.98     Discount: -5.41%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-16.60%	-16.85%	-16.55%
Fiscal Year to Date (c)	-32.85%	-33.87%	-33.43%
One Year	-51.87%	-50.71%	-48.01%
Three Years	-3.11%	-4.92%	-0.77%
Five years	-1.47%	-3.66%	0.26%
Ten Years	-2.11%	-3.97%	N/A
Since Inception	7.43%	7.69%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 09/30/08	As of 10/31/08
TAIEX	5719.28	4870.66
% change in NTD terms	-18.83	-14.84
% change in USD terms	-20.47	-16.85
NTD Daily avg. trading volume (In Billions)	71.27	88.24
USD Daily avg. trading volume (In Billions)	2.21	2.68
NTD Market Capitalization (In Billions)	14657.40	12459.60
USD Market Capitalization (In Billions)	455.13	377.76
FX Rate: (NT$/US$)	32.2050	32.9825

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang